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                                                                    EXHIBIT 99.1

                                  Press Release

                     Pinnacle Airlines releases June Traffic


MEMPHIS TENN. (JULY 7, 2005) Pinnacle Airlines, Inc. (NASDAQ: PNCL) released its passenger and traffic levels for June 2005 today.

For June, Pinnacle flew 504.9 million Available Seat Miles (ASMs), an increase of 46.1% over June 2004 levels. Revenue Passenger Miles (RPMs) expanded 45.6% to
393.3 million. Passenger Load Factor was 77.9%. Pinnacle transported 749,756 Customers during the month, 25.8% more than the same period last year.

During June, Pinnacle operated 38,000 block hours and completed 21,528 cycles, increases of 43.2% and 28.2% over June 2004 levels, respectively. The term "block hour" refers to the elapsed time between an aircraft leaving a gate and arriving at a gate, and the term "cycle" refers to an aircraft's departure and corresponding arrival.

Separately, Pinnacle accepted delivery of three new Canadair Regional Jets during the calendar month of June bringing its total fleet to 137 CRJs on June 30, 2005.


                                              JUNE 2005 TRAFFIC
                                2005                 2004                CHANGE
ASMs (000)                    504,892               345,526               46.1%
RPMs (000)                    393,260               270,065               45.6%
Load Factor                    77.9%                 78.2%               (0.3)pts
Passengers                    749,756               596,214               25.8%

Block Hours                    38,000               26,541                43.2%
Cycles                         21,528               16,795                28.2%

                                            YEAR-TO-DATE TRAFFIC
                               2005                 2004                 CHANGE
ASMs (000)                   2,770,981             1,807,647              53.3%
RPMs (000)                   1,904,552             1,239,077              53.7%
Load Factor                    68.7%                 68.5%               0.2 pts
Passengers                   3,779,535             2,847,207              32.7%

Block Hours                   210,444               140,435               49.9%
Cycles                        121,094               90,532                33.8%




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Pinnacle Airlines, Inc., operates under the name Northwest Airlink and provides service to destinations in the United States and Canada. Pinnacle operates an all-jet fleet of Canadair 44 and 50-seat Regional Jets from Northwest hubs at Detroit, Memphis and Minneapolis - St. Paul, and its two focus cities of Milwaukee and Indianapolis. Pinnacle Airlines maintains its headquarters in Memphis, Tenn., and employs approximately 3,600 People. For further information, please contact Philip Reed, Vice-President, Marketing at 901-348-4257, or visit our web-site at www.nwairlink.com.

This press release contains various forward-looking statements that are based on management's beliefs, as well as assumptions made by and information currently available to management. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable; it can give no assurance that such expectations will prove to have been correct. Such statements are subject to certain risks, uncertainties and assumptions, including those set forth in our filings with the Securities and Exchange Commission, which are available to investors at our web-site or on line from the Commission. Should one of more of these risks or uncertainties materialize, or should underlying assumptions prove erroneous, actual results may vary materially from results that were anticipated or projected. The Company does not intend to update these forward-looking statements before its next required filing with the Securities and Exchange Commission.


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